UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2012

BELK, INC.

(Exact name of Registrant as specified in its charter)

Delaware	000-26207	56-2058574
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2801 West Tyvola Road, Charlotte, North Carolina		28217-45000
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (704) 357-1000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 1, 2012, Brian Marley announced his retirement as executive vice president and chief financial officer of Belk, Inc. (“Belk” or the “Company”), effective May 4, 2013. Following his retirement, Mr. Marley has agreed to serve as a consultant to Belk for twelve months to assist in the transition of his responsibilities and to provide advice on various financial matters.

Pursuant to a Transition Agreement dated November 1, 2012 between the Company and Mr. Marley, Mr. Marley will continue as an employee through May 4, 2013 at his current salary. For twelve months beginning May 5, 2013 he will serve as a consultant to the Company. Mr. Marley will be paid $625,000 for his consulting services. He will be eligible to participate in the Company’s Annual Incentive Plan for fiscal year 2013 and fiscal year 2014, in accordance with the terms of the plan. Mr. Marley will be entitled to receive all the shares earned under the Company’s Long Term Incentive Plan for fiscal 2012 and 2013, and the Company’s 2011-2013 Stretch Incentive Plan, as well as a pro rata portion of the shares awarded under the Company’s Long-Term Incentive Plan for fiscal 2014. During the consulting period, the Company will pay a portion of his COBRA continuation coverage. The Company will also provide to Mr. Marley the contributions he would have received in fiscal 2014 under the Company’s 401(k) plan and SERP. Mr. Marley has agreed to a non-compete through May 3, 2014 and to standard confidentiality provisions and a general release.

On November 1, 2012, Belk also announced that Adam Orvos will assume the role of executive vice president and chief financial officer, effective May 5, 2013. Mr. Orvos, 48, currently serves as Belk’s executive vice president of human resources. He joined Belk in 2006 as Senior Vice President of finance and corporate controller and was promoted to his current position in 2009. In connection with his promotion, Mr. Orvos’s base salary will increase to $575,000. He will be entitled to participate in the Company’s Annual Incentive Plan and Long-Term Incentive Plan at a level commensurate with his new position, as determined in the discretion of the Compensation Committee.

Item 9.01  Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated November 2, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BELK, INC.

Date: November 6, 2012	By:	/s/ Ralph A. Pitts
Ralph A. Pitts, Executive Vice President,
General Counsel and Secretary

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